UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2021 (November 11, 2021)

THE WENDY’S COMPANY

(Exact name of registrant, as specified in its charter)

Delaware	1-2207	38-0471180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Dave Thomas Boulevard, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

(614) 764-3100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.10 par value	WEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On November 11, 2021, The Wendy’s Company (the “Company”) entered into an accelerated share repurchase agreement (the “ASR Agreement”) with Mizuho Markets Americas LLC (“Mizuho”) to repurchase the Company’s common stock, par value $0.10 (the “Common Stock”), as part of the Company’s existing share repurchase program.

Under the ASR Agreement, on November 12, 2021, the Company will pay Mizuho an initial purchase price of $125.0 million in cash and will receive an initial delivery of approximately 4.91 million shares of Common Stock. The total number of shares of Common Stock to ultimately be purchased by the Company under the ASR Agreement will generally be based on the average of the daily volume-weighted average prices of the Common Stock during the term of the ASR Agreement. Upon final settlement of the ASR Agreement, the Company may be entitled to receive additional shares of Common Stock from Mizuho or, under certain circumstances specified in the ASR Agreement, the Company may be required to deliver shares of Common Stock or make a cash payment, at its option, to Mizuho. The ASR Agreement contains provisions customary for agreements of this type, including provisions for adjustments to the transaction terms, the circumstances generally under which the ASR Agreement may be accelerated, extended or terminated early by Mizuho and various acknowledgments, representations and warranties made by the parties to one another. The ASR Agreement is scheduled to expire in approximately 14 weeks, but may conclude earlier at Mizuho’s option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WENDY’S COMPANY

Date: November 12, 2021	By:	/s/ Michael G. Berner
Michael G. Berner
Vice President – Corporate & Securities Counsel and Chief Compliance Officer, and Assistant Secretary

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